Exhibit 5.2

March 10, 2011

MagnaChip Semiconductor Corporation

c/o MagnaChip Semiconductor S.A.

74, rue de Merl, B.P. 709 L-2146 Luxembourg R.C.S.

Luxembourg B97483

Ladies and Gentlemen:

This opinion is being furnished in accordance with the requirements of Item 16(a) of Form S-1, Item 601(b)(5)(i) of Regulation S-K, as promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”) in connection with the registration statement on Form S-1 (No. 333-165467) of MagnaChip Semiconductor Corporation (“MagnaChip”) filed with the SEC on March 15, 2010 (as it may be amended and supplemented, the “Registration Statement”) under the Act and the proposed issuance and sale of those certain depositary shares, each of which represents a fractional ownership interest in certain of MagnaChip’s newly-issued Common Stock (the “Company Shares”) and a fractional ownership interest in certain additional shares of MagnaChip’s Common Stock held by certain stockholders of MagnaChip (the “Selling Stockholders Shares”), including depositary shares representing a fractional ownership interest in Company Shares and a fractional ownership interest in Selling Stockholders Shares for which the underwriters have been granted an over-allotment option (the “Depositary Shares”). I am rendering this opinion to you, in my capacity as the General Counsel of American Stock Transfer & Trust Company, LLC, a New York limited liability trust company under the New York Banking Law (the “Depositary”) the depositary under that certain deposit agreement among MagnaChip, the Depositary (in its capacity as Depositary, Custodian and Registrar thereunder) and the Holders and Beneficial Owners of Depositary Shares pursuant to which the Depositary Shares will be issued (the “Deposit Agreement”) in substantially the form included as Exhibit 4.2 to the Registration Statement. Capitalized terms not otherwise defined herein have the meanings set forth in the Deposit Agreement.

For purposes of this opinion, I have relied upon my general familiarity with the activities of the Depositary and such factual inquiries as I have determined necessary or appropriate for the purposes hereof. I advise you that I am not admitted to practice in any jurisdiction other than New York and express no opinion on the laws of any other jurisdiction.

Based on such review and subject to all of the limitations and qualifications set forth herein, I am of the opinion that the Deposit Agreement is a legal and binding obligation of the Depositary.

I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.

My opinion is expressly limited to the matters set forth above, and I render no opinion, whether by implication or otherwise, as to any other matters. This opinion letter is rendered as of the date hereof and I make no undertaking, and expressly disclaim any duty, to supplement or update this opinion letter, if, after the date hereof, facts or circumstances come to my attention or changes in the law occur which could affect such opinion.

Very truly yours,

/s/ David Brill

David Brill

General Counsel, American Stock Transfer & Trust Company, LLC